As filed with the Securities and Exchange Commission on May 25, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Acorn International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12F, Xinyin Building, 888 Yishan Rd

Shanghai, 200233

People’s Republic of China

(Address, Including Zip Code, of Principal Executive Offices)

Acorn International, Inc.

2006 Equity Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Kurt J. Berney, Esq.

O’Melveny & Myers LLP

37th & 38th Floors

Plaza 66, 1266 Nanjing Road West

Shanghai, 200040

People’s Republic of China

(8621) 2307-7007

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Ordinary Shares, $0.01 par value per share	24,133,000 shares	(1)	$150,666,474.38	(2)	$4,625.46	(2)

(1)

This Registration Statement covers, in addition to the number of ordinary shares, par value $0.01 per share (the “Ordinary Shares”), of Acorn International, Inc., a Cayman Islands corporation (the “Company” or the “Registrant”), stated above, options and other rights to purchase or acquire the Ordinary Shares covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Acorn International, Inc. 2006 Equity Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Pursuant to the Securities Act Rule 457(h)(1), the maximum aggregate offering price is calculated as the sum of (a) the product of 9,053,026 Ordinary Shares issuable upon exercise of outstanding options under the Plan as of May 25, 2007, multiplied by exercise prices varying from US$1.58 per Ordinary Share to US$3.00 per Ordinary Share, which is equal to an aggregate offering price of US$16,303,906.04, and (b) the product of the remaining 15,079,974 Ordinary Shares issuable or reserved under the Plan multiplied by the average of the high and low prices for the Registrant’s Ordinary Shares represented by American Depository Shares (“ADSs”) as reported on the New York Stock Exchange on May 24, 2007, or US$8.91, which is equal to US$150,666,474.38.

(3)

These Ordinary Shares may be represented by the Registrant’s ADSs, each of which represents three Ordinary Shares. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares thereby have been registered under a separate registration statement on Form F-6 (File No. 333-142177) filed on April 17, 2007.

The Exhibit Index for this Registration Statement is at page 9.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission as part of this Registration Statement.

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PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Commission are incorporated herein by reference:

(a)	The Registrant’s latest prospectus filed with the Commission on May 3, 2007 (the “Prospectus”) pursuant to Rule 424(b) under the Securities Act, which includes the Registrant’s audited financial statements for the year ended December 31, 2006;

(b)	The description of the Registrant’s Ordinary Shares and ADSs contained in its Registration Statement on Form 8-A (File No. 001-33429) filed with the Commission on April 25, 2007 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Ordinary Shares and ADSs set forth under “Description of Share Capital” and “Description of American Depositary Shares” in the Prospectus.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

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Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s second amended and restated articles of association provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

The Registrant has also entered into indemnification agreements with all of its directors and executive officers whereby it agrees to indemnify them against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 9, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China on May 25, 2007.

Acorn International, Inc.

By:	/s/ James Yujun Hu
James Yujun Hu
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James Yujun Hu, Gordon Xiaogang Wang and David Chenghong He, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Yujun Hu	Chairman of the Board, Chief Executive Officer	May 25, 2007
James Yujun Hu	(Principal Executive Officer)

/s/ Don Dongjie Yang	Director, President	May 25, 2007
Don Dongjie Yang

/s/ Guoying Du	Director, Vice President	May 25, 2007
Guoying Du

/s/ Robert W. Roche	Director	May 25, 2007
Robert W. Roche

/s/ Andrew Y. Yan	Director	May 25, 2007
Andrew Y. Yan

/s/ Denny Lee	Director	May 25, 2007
Denny Lee

/s/ Shujun Li	Director	May 25, 2007
Shujun Li

/s/ Ying Wu	Director	May 25, 2007
Ying Wu

/s/ Joe Zhixiong Zhou	Director	May 25, 2007
Joe Zhixiong Zhou

/s/ Gordon Xiaogang Wang	Vice President, Chief Financial Officer	May 25, 2007
Gordon Xiaogang Wang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in Newark, Delaware on May 25, 2007.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Acorn International, Inc. 2006 Equity Incentive Plan. Filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 filed on April 3, 2007 (File No. 333-141860) and incorporated herein by reference

5.1	Opinion of Conyers Dill & Pearman

23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd., Independent Registered Public Accounting Firm

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to the Registration Statement)